                                                           Exhibit 99.2

                    Independent Accountants Report

The Board of Directors
Navistar Financial Corporation:

We  have  examined  Navistar  Financial   Corporation's  (the  Company)
compliance  with the  minimum  servicing  requirements  as set forth in
Sections  3.02,  8.07 and Article IV Sections  4.02,  4.03,  4.04,  and
4.05 of the Pooling  and  Servicing  Agreement  dated June 8, 1995 (the
Servicing  Agreement),  as filed at Exhibit 4.1 to  Navistar  Financial
Securities   Corporation's   Form  8-K  on  December   12,   2003,   as
subsequently   amended,   supplemented,   amended  and   restated,   or
otherwise  modified  from  time  to  time,  for  the  servicing  of the receivables for the Navistar  Financial  Dealer Note Master Owner Trust
(the  "Trust")  as of and for the year  ended  October  31,  2005.  The
Company's   management  is   responsible   for  this   assertion.   Our
responsibility  is to  express an  opinion  on  management's  assertion based on our examination.

Our   examination   was  conducted  in  accordance   with   attestation
standards  established  by the American  Institute of Certified  Public
Accountants  and,  accordingly,  included  examining,  on a test basis, evidence  supporting  management's  assertion and performing such other
procedures  as  we  considered  necessary  in  the  circumstances.   We
believe  that our  examination  provides  a  reasonable  basis  for our opinion.  Our  examination  does not provide a legal  determination  on the Company's  compliance  with the  aforementioned  minimum  servicing requirements.

With  respect  to  servicing  criterion  8.07,  management's  assertion indicates  that  there  were no  activities  performed  during the year ended October 31, 2005 by the Trust,  as there were no  occurrences  of events that would require the Servicer to perform such activities.

Our examination  disclosed the following  material  noncompliance  with
the  minimum   servicing   requirements  set  forth  in  the  Servicing
Agreement   during   the  year  ended   October   31,   2005:   Section
4.02(a)(ii)  of the  Servicing  Agreement  states  that "net income and earnings  (less  investment  expense)  on  funds  on  deposit  shall be included in the  calculation of investment  income for the relevant due period."  We noted that for  Series  2005-1,  there were two  instances identified  (February  2005 and July 2005)  where the  interest  income was not included in the calculation of investment income.

In our  opinion,  except for the  material  noncompliance  described in
the  preceding  paragraph,   the  Company  complied,  in  all  material
respects,  with the  aforementioned  minimum servicing  standards as of and for the year ended October 31, 2005.

                                            \s\KPMG, LLP

January 30, 2009